FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Contact: Marissa Travaline x4227 - mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108 - e-mail: dlockwood@sjindustries.com
December 5, 2014

South Jersey Industries Raises Dividend 6.3 Percent

Folsom, NJ - South Jersey Industries’ (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.4725 per share to $0.5025 per share. The new annualized dividend of $2.01 represents an increase of $0.12 per share over the previous level. This announcement marks the 16th year in a row that SJI has increased its dividend.

“Our current performance and continuing confidence in SJI’s future growth support the dividend increase announced today,” said Edward J. Graham, chairman and CEO. “The future remains bright for SJI, as we strengthen the foundation of our business with initiatives that provide long-term, annuity-like income.”

“Growth from our regulated businesses, generated by ongoing significant investments in utility infrastructure, customer conversions and the future benefits of our partnership in the PennEast pipeline, is the cornerstone of SJI’s future. Further, we expect our non-regulated activities, such as our growing fuel management business and our continued focus on renewable and CHP energy projects, to be significant contributors to future growth at SJI,” added Michael J. Renna, SJI’s president and COO.

Factors that the SJI board of directors considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income oriented investments.

The dividend is payable December 30, 2014 to shareholders of record at the close of business December 22, 2014. SJI has paid dividends for 63 consecutive years.

About South Jersey Industries
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 365,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.